Exhibit 99.1
Limelight Networks Response to Litigation With Level 3 Communications Inc.
     TEMPE, Ariz., Dec. 31 /PRNewswire-FirstCall/ — Limelight Networks (Nasdaq: LLNW), the leading content delivery network (CDN) for digital media, today announced that Level 3 Communications Inc. has filed a lawsuit against Limelight Networks in which it is alleged that Limelight Networks infringes certain of Level 3’s patents. Limelight Networks is aware of the allegations made against it, believes that these allegations are without merit, and intends to defend itself vigorously. Limelight Networks confirms that it respects the intellectual property rights of others and does not knowingly make use of any third party intellectual property without consent or authorization.
     About Limelight Networks
     Limelight Networks is a high performance content delivery network for digital media, providing massively scalable, global delivery solutions for on-demand and live Internet distribution of video, music, games, software and social media. Limelight Networks’ infrastructure is optimized for the large object sizes, large content libraries, and large audiences associated with compelling rich media content. Limelight is the content delivery network of choice for over 1,000 companies, including many of the world’s top Internet, media and entertainment companies, including Microsoft Xbox LIVE, Sony Playstation 3, Akimbo, Amazon Unbox™, Belo Interactive, Brightcove, “BuyMusic” @ Buy.com, DreamWorks, LLC, Facebook, FOXNews.com, IFILM, ITV Play, MSNBC.com, NC Interactive and Valve Software. For more information, visit http://www.llnw.com.

     Safe-Harbor Statement
     This press release contains forward-looking statements concerning the company’s operations and use of intellectual property. Forward-looking statements are not guarantees and are subject to a number of risks and uncertainties that could cause actual results to differ materially including, the inherent risks associated with litigation, particularly intellectual property-based litigation. The Company assumes no duty or obligation to update or revise any forward-looking statements for any reason.
SOURCE    Limelight Networks